EXHIBIT 10.1

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of April 29, 2013, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and BRIGHTCOVE INC., a Delaware corporation with its principal place of business at 290 Congress Street, Boston, Massachusetts 02210 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 30, 2011, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 30, 2011, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of June 24, 2011 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(b)(i):

“In addition and notwithstanding the foregoing, (A) the aggregate amount of Advances outstanding at any time may not exceed Eight Million Dollars ($8,000,000.00), and (B) while Borrower is Streamline Facility Eligible, the aggregate amount of (1) Advances outstanding hereunder, plus (2) the Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) issued pursuant to Section 2.1.2 that is not cash secured pursuant to Section 2.1.2, plus (3) the portion of the FX Reduction Amount based on FX Forward Contracts that is not cash secured pursuant to Section 2.1.3, plus (4) the sum of amounts utilized for Cash Management Services pursuant to Section 2.1.4 that are not cash secured pursuant to Section 2.1.4, may not exceed at any time the Availability Amount.”

and inserting in lieu thereof the following:

“In addition and notwithstanding the foregoing, (A) the aggregate amount of Advances outstanding at any time may not exceed Ten Million Dollars ($10,000,000.00), and (B) while Borrower is Streamline Facility Eligible, the aggregate amount of Advances outstanding hereunder may not exceed at any time the Availability Amount.”

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(b):

“ (ii) The sum of (A) the aggregate amount of the Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) issued pursuant to Section 2.1.2, plus (B) the FX Reduction Amount, plus (C) the sum of amounts utilized for Cash Management Services pursuant to Section 2.1.4, may not exceed Three Million Dollars ($3,000,000.00) in the aggregate at any time.”

and inserting in lieu thereof the following:

“ (ii) Intentionally omitted.”

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(i):

“On any day that Borrower ceases to be Streamline Facility Eligible, (i) all outstanding Advances made based on Aggregate Eligible Accounts shall be immediately due and payable, together with all Finance Charges accrued thereon, and (ii) all amounts outstanding and/or utilized pursuant to Sections 2.1.2, 2.1.3 and 2.1.4 that are not already cash secured pursuant to Sections 2.1.2, 2.1.3 and 2.1.4, respectively, shall immediately be cash secured pursuant to the terms of Sections 2.1.2, 2.1.3 and/or 2.1.4, as applicable.”

and inserting in lieu thereof the following:

“On any day that Borrower ceases to be Streamline Facility Eligible, all outstanding Advances made based on Aggregate Eligible Accounts shall be immediately due and payable, together with all Finance Charges accrued thereon.”

4	The Loan Agreement shall be amended by deleting the following, appearing as Sections 2.1.2, 2.1.3 and 2.1.4 thereof:

“ 2.1.2 Letters of Credit.

(a) For so long as Borrower is Streamline Facility Eligible, upon Borrower’s request, Bank may, in its good faith business discretion, issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letters of Credit Reserve) may not exceed the amounts set forth in Section 2.1.1(b) above. Any such aggregate amounts utilized hereunder, to the extent not cash secured as set forth herein, shall reduce the amount otherwise available for Credit Extensions hereunder. If, on the Maturity Date, and immediately when Borrower is no longer Streamline Facility Eligible, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to (i) with respect to Letters of Credit denominated in Dollars, one hundred and five percent (105.0%), and (ii) with respect to Letters of Credit denominated in a currency other than Dollars, one hundred ten percent (110.0%), of the Dollar Equivalent amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

After Borrower ceases to be Streamline Facility Eligible, Borrower shall continue to maintain such cash collateral as contemplated by the prior sentence until Bank agrees in writing otherwise, in its sole and absolute discretion (and regardless of whether Borrower subsequently becomes Streamline Facility Eligible). All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letters of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except for errors or mistakes directly resulting from Bank’s gross negligence or willful misconduct.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letters of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letters of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) in an amount equal to ten percent (10.0%) of the Dollar Equivalent amount of such Letters of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.

(e) Borrower shall pay Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank.

2.1.3 Foreign Exchange Sublimit. For so long as Borrower is Streamline Facility Eligible, upon Borrower’s request, Bank may, in its good faith business discretion, permit Borrower to use a portion of its availability hereunder (which amount is set forth in Section 2.1.1(b)) to enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10.0%) of each outstanding FX Forward Contract. The amount otherwise available for Credit Extensions hereunder shall be reduced by an amount equal to ten percent (10.0%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances made based on Aggregate Eligible Accounts and will accrue interest at the interest rate applicable to Advances made based upon Aggregate Eligible Accounts. If, on the Maturity Date, and immediately when Borrower is no longer Streamline Facility Eligible, there are any outstanding FX Forward Contracts, then on such date Borrower shall provide to Bank cash collateral in an amount consistent with Bank’s current foreign exchange contracts policies to secure all of the Obligations relating to such FX Forward Contracts. After Borrower ceases to be Streamline Facility Eligible, Borrower shall continue to maintain such cash collateral as contemplated by the prior sentence until Bank agrees in writing otherwise, in its sole and absolute discretion (and regardless of whether Borrower subsequently becomes Streamline Facility Eligible).

2.1.4 Cash Management Services Sublimit. For so long as Borrower is Streamline Facility Eligible, upon Borrower’s request, Bank may, in its good faith business discretion, permit Borrower to use a portion of its availability hereunder (which amount is set forth in Section 2.1.1(b)) for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services shall reduce the amount otherwise available for Credit Extensions hereunder. If, on the Maturity Date, and immediately when Borrower is no longer Streamline Facility Eligible, there are any outstanding Cash Management Services, then on such date Borrower shall provide to Bank cash collateral in an amount consistent with Bank’s current cash management services policies to secure all of the Obligations relating to such Cash Management Services. After Borrower ceases to be Streamline Facility Eligible, Borrower shall continue to maintain such cash collateral as contemplated by the prior sentence until Bank agrees in writing otherwise, in its sole and absolute discretion (and regardless of whether Borrower subsequently becomes Streamline Facility Eligible).”

and inserting in lieu thereof the following:

“ 2.1.2 Intentionally omitted.

2.1.3 Intentionally omitted.

2.1.4 Intentionally omitted.”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.11.1(b)(ii):

“Borrower will pay the principal amount of the Advances made based upon Aggregate Eligible Accounts on the earliest of: (A) the date on which the aggregate amount of outstanding Advances made based upon Aggregate Eligible Accounts, plus the Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) issued pursuant to Section 2.1.2 that is not cash secured pursuant to Section 2.1.2, plus the portion of the FX Reduction Amount based on FX Forward Contracts that is not cash secured pursuant to Section 2.1.3, plus the sum of amounts utilized for Cash Management Services pursuant to Section 2.1.4 that are not cash secured pursuant to Section 2.1.4, exceeds the Availability Amount (but only up to the amount exceeding the Availability Amount), (B) the Maturity Date (including any early termination), or (C) as required pursuant to Section 2.1.1(i).”

and inserting in lieu thereof the following:

“Borrower will pay the principal amount of the Advances made based upon Aggregate Eligible Accounts on the earliest of: (A) the date on which the aggregate amount of outstanding Advances made based upon Aggregate Eligible Accounts exceeds the Availability Amount (but only up to the amount exceeding the Availability Amount), (B) the Maturity Date (including any early termination), or (C) as required pursuant to Section 2.1.1(i).”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 4.1 thereof:

“ If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnify obligations) and at such time as this Agreement has been terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.”

and inserting in lieu thereof the following:

“ Borrower acknowledges that it may have previously entered, and/or may in the future enter, into Bank Services with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest granted herein.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105%) for Letters of Credit denominated in Dollars and one hundred ten percent (110%)

for Letters of Credit denominated in a currency other than Dollars, in each case of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.”

7	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2(a) thereof:

“(i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank;”

and inserting in lieu thereof the following:

“(i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank, provided that, in addition to and without limiting the foregoing requirements, the balance sheet and income statement delivered to the Bank pursuant to this Section 6.2(a)(i) for the third month in each calendar quarter (1) must be prepared under GAAP, consistently applied, and (2) must include the above mentioned information for the three-month period ended on the last day of such month:”

8	The Loan Agreement shall be amended by deleting the following text, appearing in Section 9.1 thereof:

“ (d) terminate any FX Forward Contracts;”

and inserting in lieu thereof the following:

“ (d) Intentionally omitted;”

9	The Loan Agreement shall be amended by adding the following new text, to appear after the first sentence, but prior to the second sentence, of Section 12.9 thereof:

“Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of a security interest by Borrower in Section 4.1 shall survive until the termination of this Agreement and all Bank Services Agreements.”

10	The Loan Agreement shall be amended by inserting the following new definitions, appearing alphabetically in Section 13.1 thereof:

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).”

“ “Bank Services Agreement” is defined in the definition of Bank Services.”

11	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“ “Cash Management Services” is defined in Section 2.1.4.”

“ “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.”

“ “FX Forward Contract” is defined in Section 2.1.3.”

“ “FX Reduction Amount” is defined in Section 2.1.3.”

“ “Letter of Credit Application” is defined in Section 2.1.2(a).”

“ “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).”

“ “Settlement Date” is defined in Section 2.1.3.”

12	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“ “Advance Request and Invoice Transmittal” shows Eligible Accounts and/or Aggregate Eligible Accounts, which Bank may finance, and (a) with respect to requests for Advances based upon Eligible Accounts, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number, (b) with respect to requests for Advances based upon Aggregate Eligible Accounts, includes (i) the Account Debtor’s name, address, invoice amount, invoice date and invoice number, (ii) the current outstanding amount of Advances made based upon Aggregate Eligible Accounts and (iii) the Availability Amount, and (c) with respect to requests for Credit Extensions made pursuant to Sections 2.1.2, 2.1.3 and/or 2.1.4, includes (i) the type of Credit Extension requested and (ii) the requested amount of such Credit Extension.”

“ “Availability Amount” is the lesser of (a) Eight Million Dollars ($8,000,000.00) and (b) the Borrowing Base.”

“ “Credit Extension” is any Advance, Term Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.”

“ “Facility Amount” is Ten Million Dollars ($10,000,000.00).”

“ “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank, including, without limitation, as set forth in Section 2.1.2.”

“ “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the SVB Control Agreement, the Borrowing Resolutions, any subordination agreements, any note, or notes or guaranties executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.”

“ “Maturity Date” is two (2) years from the Effective Date.”

“ “ Streamline Facility Eligible” means, as of any day during any Subject Month, Borrower has provided evidence to Bank that it (a) had an Adjusted Quick Ratio of at least 1.0 to 1.0 at all times during the applicable Testing Month, and (b) has an Adjusted Quick Ratio of at least 1.0 to 1.0 on such day.”

and inserting in lieu thereof the following:

“ “ Advance Request and Invoice Transmittal” shows Eligible Accounts and/or Aggregate Eligible Accounts, which Bank may finance, and (a) with respect to requests for Advances based upon Eligible Accounts, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number and (b) with respect to requests for Advances based upon Aggregate Eligible Accounts, includes (i) the Account Debtor’s name, address, invoice amount, invoice date and invoice number, (ii) the current outstanding amount of Advances made based upon Aggregate Eligible Accounts and (iii) the Availability Amount.”

“ “ Availability Amount” is the lesser of (a) Ten Million Dollars ($10,000,000.00) and (b) the Borrowing Base.”

“ “ Credit Extension” is any Advance, Term Advance, or any other extension of credit by Bank for Borrower’s benefit.”

“ “ Facility Amount” is Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).”

“ “ Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank.”

“ “ Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the SVB Control Agreement, any Bank Services Agreement, the Borrowing Resolutions, any subordination agreements, any note, or notes or guaranties executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.”

“ “ Maturity Date” is March 30, 2015.”

“ “ Streamline Facility Eligible” means, as of any day during any Subject Month, Borrower has provided evidence to Bank that it (a) had an Adjusted Quick Ratio of at least 1.25 to 1.0 at all times during the applicable Testing Month, and (b) has an Adjusted Quick Ratio of at least 1.25 to 1.0 on such day.”

13	The Loan Agreement shall be amended by deleting the Compliance Certificate appearing as Exhibit B to the Loan Agreement and inserting in lieu thereof the Compliance Certificate attached as Schedule 1 hereto.

14	The Loan Agreement shall be amended by deleting the Borrowing Base Certificate appearing as Exhibit D to the Loan Agreement and inserting in lieu thereof the Borrowing Base Certificate attached as Schedule 2 hereto.

4. FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Twenty Five Thousand Dollars ($25,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of April 29, 2013, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof. Borrower hereby acknowledges and agrees that all references in the Loan Agreement to Perfection Certificate shall mean and include the Perfection Certificate as described herein.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

BRIGHTCOVE INC.	SILICON VALLEY BANK

By:	/s/ Christopher A. Menard	By:

Name:	Christopher A. Menard	Name:

Title:	CFO	Title:

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

BRIGHTCOVE INC.	SILICON VALLEY BANK

By:	By:	/s/ Kate Leland

Name:	Name:	Kate Leland

Title:	Title:	Director

SCHEDULE 1

EXHIBIT B

SVB> Silicon Valley Bank

A Menthis of SVB Financial Group

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of BRIGHTCOVE INC. (“Borrower”) certify under the Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending                                         (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in respect of a Financed Receivable contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading in light of the circumstances in which they were made.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Streamline Facility Eligibility

	Required	Actual	Eligible
Adjusted Quick Ratio	>1.25:1.0	:1.0	Yes No

All other representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

BRIGHTCOVE INC.

Signature

Title

Date

SCHEDULE 2

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: Brightcove Inc.

Lender: Silicon Valley Bank

Commitment Amount:             $10,000,000.00

ACCOUNTS RECEIVABLE

1.	Accounts Receivable (domestic and foreign) (invoiced) Book Value as of
$

2.	Additions (please explain on next page)	$

3.	Less: Intercompany / Employee / Non-Trade Accounts	$

4.	NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

5.	Affiliate/Intercompany/Employee Accounts	$

6.	120 Days Past Invoice Date	$

7.	Balance of 50% over 120 Day Accounts (cross-age or current affected)	$

8.	Accounts billed and/or payable outside the United States	$

9.	Contra/Customer Deposit Accounts	$

10	U.S. Government Accounts w/o assignment of claims	$

11.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$

12.	Accounts with Memo or Pre-Billings	$

13.	Contract Accounts; Accounts with Progress/Milestone Billings	$

14.	Accounts for Retainage Billings	$

15.	Trust / Bonded Accounts	$

16.	Bill and Hold Accounts	$

17.	Unbilled Accounts	$

18.	Non-Trade Accounts (if not already deducted above)	$

19.	Accounts with Extended Term Invoices (Net 120+)	$

20.	Chargebacks Accounts / Debit Memos	$

21.	Product Returns/Exchanges	$

22.	Disputed Accounts; Insolvent Account Debtor Accounts	$

23.	Other (please explain on next page)	$

24.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

25.	Eligible Accounts (#4 minus #24)	$

26.	ELIGIBLE AMOUNT OF ACCOUNTS (80.0% of #25)	$

BALANCES

27.	Maximum Loan Amount	$10,000,000.00

28.	Total Funds Available (Lesser of #26 or 27)	$

29.	Present balance owing on Line of Credit	$

30.	RESERVE POSITION (#28 minus #29)	$

[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

BRIGHTCOVE INC.

By:		BANK USE ONLY
	Authorized Signer	Received by:
Date:			AUTHORIZED SIGNER
Date:

Verified:
AUTHORIZED SIGNER
Date:
		Compliance Status:	Yes No